ARTICLES OF AMENDMENT
TO THE RESTATED AND
AMENDED ARTICLES OF INCORPORATION
OF COEUR D’ALENE MINES CORPORATION

        Pursuant to Title 30, Chapter 1, Idaho Code, the undersigned corporation has adopted the following Articles of Amendment to its Restated and Amended Articles of Incorporation:

1.     The name of the corporation is “Coeur d’Alene Mines Corporation.”

2.     The following amendment to the Restated and Amended Articles of Incorporation was adopted by the directors at a duly noticed meeting of the board of directors held on March 17, 2009 and presented to and approved by the shareholders of the corporation at a meeting of the shareholders on May 12, 2009, in the manner required by Title 30, Chapter 1, Idaho Code and the corporation’s Restated and Amended Articles of Incorporation:

Paragraph (a) of Article II is hereby amended in its entirety by replacing such existing paragraph (a) of Article II with the following text:

“(a)	The corporation is authorized to issue two classes of shares of capital stock to be designated, respectively, “common stock” and “preferred stock”. The total number of such shares which the corporation shall have the authority to issue shall be 160 million. The total number of shares of common stock authorized to be issued shall be 150 million shares, $0.01 par value per share, and the total number of shares of preferred stock authorized to be issued shall be 10 million shares, $1.00 par value per share.”

3.     The date of adoption of the amendment(s) was May 12, 2009.

4.     Manner of adoption:

The amendment consists exclusively of matters which do not require shareholder action pursuant to section 30-1-1002, Idaho Code, and was, therefore, adopted by the board of directors

None of the corporation’s shares have been issued and was, therefore, adopted by the

incorporator	board of directors

The number of shares outstanding and entitled to vote was: 673,905,440

The number of shares cast for and assigned each amendment was:

Amended article	Shares for	Shares against
Article II (amendment reducing par value of common stock to $0.01 per share)	348,594,171	74,256,601
Article II (amendment changing authorized number of shares to 160,000,000 shares)	345,765,022	77,434,880

5.     These Articles of Amendment shall be effective at 6:01 p.m. Eastern Time on May 26, 2009.

Dated: May 26, 2009

Signed:	/s/ Dennis E. Wheeler
Name:	Dennis E. Wheeler
Capacity:	Chairman, President
and Chief Executive Officer